UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 5, 2011

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Crexendo, Inc.
(Exact name of registrant as specified in its charter)

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Delaware	001-32277	87-0591719
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1615 South 52nd Street, Tempe, AZ  85281
 (Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (623) 242-5959

iMergent, Inc.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see  General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01   Other Events

On July 5, 2011 the Company   Crexendo, Inc. “Company” issued a press release announcing its plan to restructure its StoresOnline Division.  Among the anticipated consequences of the restructuring plan is a reduction of the Company’s full-time workforce by approximately 30%, as well as a reduction in its part-time staff.  The restructuring plan also contemplates the suspension of the sale of StoresOnline products and services through the seminar sales channel.  The workforce reduction is attributable to the reduction in the number of employees supporting the seminar sales channel.

The Company anticipates that the implementation of its restructuring plan will include the aforementioned workforce reduction, as well as unanticipated charges for lease expenses and write-offs of certain intangible assets and other seminar-related equipment that the Company will no longer utilize in its operations.

The Company anticipates that its StoresOnline Division will continue the sale of its products and services through webinars and direct online marketing which will be deployed in connection with a more targeted marketing focus. The Company further announced that its intention to work toward offering the StoresOnline products and services through more cost-effective channels, including affiliate marketing and co-branded partnerships.  The Company indicated that it was evaluating these channels and hopes to have relationships in place by the beginning of 2012. The Company detailed that the changes in the go to market strategy, and the cessation of seminar sales were primarily a consequence of economic conditions which negatively affected the financial performance of the Company’s seminar sales channel.

Item 9.01   Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
99.1
Press release entitled “Crexendo Announces an Approximate Reduction of 30% in its Full-Time Workforce.  Crexendo’s StoresOnline Division Restructures Operations Suspending Seminar Sales. Crexendo to Launch B2B Sales of Its Web Marketing and Telcom Services Nationally”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

iMergent, Inc

	By:	/s/ Jonathan Erickson
Jonathan Erickson
Chief Financial Officer
Date: July 5, 2011